Exhibit 12-B
                                                                     Page 1 of 2



           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)


                                                    Twelve Months Ended December 31,
                                                    --------------------------------

                                  1998             1997             1996             1995            1994
                               ----------       ----------       ----------       ----------      -----------

OPERATING REVENUES             $2,069,648       $2,093,972       $2,057,918       $2,035,928      $1,952,425
                                ---------        ---------        ---------        ---------       ---------

OPERATING EXPENSES              1,607,589        1,658,382        1,729,532        1,653,387       1,622,399
  Interest portion
   of rentals (A)                  11,838           10,614           10,666           12,354          10,187
                                ---------        ---------        ---------        ---------       ---------
    Net expense                 1,595,751        1,647,768        1,718,866        1,641,033       1,612,212
                                ---------        ---------        ---------        ---------       ---------

OTHER INCOME AND DEDUCTIONS:
  Allowance for funds
   used during
   construction                     2,424            2,319            6,647            7,824           4,143
  Other income, net                13,227            1,919            7,202           14,889          21,995
                                ---------        ---------        ---------        ---------       ---------
    Total other income
     and deductions                15,651            4,238           13,849           22,713          26,138
                                ---------        ---------        ---------        ---------       ---------

EARNINGS AVAILABLE FOR FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS
 (excluding taxes
  based on income)             $  489,548       $  450,442       $  352,901       $  417,608      $  366,351
                                =========        =========        =========        =========       =========

FIXED CHARGES:
  Interest on funded
   indebtedness                $   87,261       $   89,869       $   89,648       $   92,602      $   93,477
  Other interest (B)               22,929           25,829           21,847           16,337          14,726
  Interest portion
   of rentals (A)                  11,838           10,614           10,666           12,354          10,187
                                ---------        ---------        ---------        ---------       ---------
    Total fixed
     charges                   $  122,028       $  126,312       $  122,161       $  121,293      $  118,390
                                =========        =========        =========        =========       =========

RATIO OF EARNINGS
 TO FIXED CHARGES                    4.01             3.57             2.89             3.44            3.09
                                     ====             ====             ====             ====            ====

Preferred stock
 dividend requirement              10,065           11,376           13,072           14,457          14,795
Ratio of income before
 provision for
 income taxes to
 net income (C)                    165.2%           152.9%           147.6%           148.8%          152.3%
Preferred stock
 dividend requirement
 on a pretax basis                 16,627           17,394           19,294           21,512          22,529
Fixed charges, as above           122,028          126,312          122,161          121,293         118,390
                                ---------        ---------        ---------        ---------       ---------
  Total fixed charges
   and preferred
   stock dividends             $  138,655       $  143,706       $  141,455       $  142,805      $  140,919
                                =========        =========        =========        =========       =========

RATIO OF EARNINGS
 TO COMBINED FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDENDS                     3.53             3.13             2.50             2.92            2.60
                                     ====             ====             ====             ====            ====

                                                                    Exhibit 12-B
                                                                     Page 2 of 2



           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)



Notes:


(A) The Company has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes dividends on company-obligated mandatorily redeemable preferred securities of $10,700, $10,700 and $10,700 for the years 1998, 1997 and
       1996, respectively.

(C) Represents income before provision for income taxes divided by net income as follows:


                                                    Twelve Months Ended December 31,
                                                    --------------------------------

                                  1998             1997             1996             1995            1994
                               ----------       ----------       ----------       ----------      -----------
Income before provision
 for income taxes               $367,520         $324,130         $230,740         $296,315        $247,961

Net Income                       222,442          212,014          156,303          199,089         162,841
